U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


FORM 8-K/A
AMENDMENT NO. 1


Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 12, 1999


INTERDENT, INC.
(Exact name of registrant as specified in its charter)


         Delaware                     000-25549            95-4710504
(State or other jurisdiction of      (Commission         (IRS Employer
incorporation or organization)         File No.)       Identification No.)


222 North Sepulveda Boulevard, Suite 740, El Segundo, California    90245-4340
(Address of principal executive offices)                            (Zip Code)


(310) 765-2400
(Registrant's telephone number, including area code)


No Change

(Former name, former address and former fiscal year, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On March 12, 1999, the Company completed the previously announced mergers with Gentle Dental Service Corporation ("GDSC") and Dental Care Alliance Inc. ("DCA"). In the completed combination, GDSC and DCA each became a wholly-owned subsidiary of InterDent, Inc. ("InterDent"), a new Delaware corporation headquartered in El Segundo, California. InterDent is traded on the Nasdaq National Market under the trading symbol DENT.

In the mergers each share of DCA's 7,031,187 common stock was exchanged for
1.67 shares of InterDent Common Stock. Also, each share of GDSC's 9,178,602 total shares of outstanding common stock, including earn-out shares that were earned but not yet issued, automatically converted into one share of common stock of InterDent. Each 10 shares of GDSC's 100 outstanding shares of Preferred Stock -- Series C automatically converted into one share of common stock of InterDent. Also, each share of GDSC's 100 outstanding shares of Preferred Stock -- Series A and 1,628,663 outstanding shares of Convertible Preferred Stock -- Series D converted into one share of preferred stock of InterDent with the same rights, preferences, and privileges as to InterDent as the share of Preferred Stock had with respect to GDSC.

The mergers have been accounted for using the pooling-of-interests method of accounting. Accordingly, the historical financial statements for the periods prior to the completion of the combination have been restated as though the companies had been combined. The restated financial statements have been adjusted to conform the lives in computing depreciation of equipment and amortization of intangible assets. The related adjustments were not material to the financial statements.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial statements of business acquired.

Audited consolidated balance sheets as of December 31, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1998. Included as pages 4 to 41 of this Form 8-K/A Amendment No. 1.

(c) Exhibits.

23.1 Consent of Independent Accountants

ITEM 7.  FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

                                                                                                            PAGE
Independent Auditors' Report.................................................................................4

Consolidated Balance Sheets at December 31, 1997 and 1998..................................................5-6

Consolidated Statements of Operations for the years ended December 31, 1996, 1997 and
1998.........................................................................................................7

Consolidated Statements of Shareholders' Equity for the years ended December 31, 1996, 1997 and
1998......................................................................................................8-10

Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997 and
1998.....................................................................................................11-13

Notes to Consolidated Financial Statements...............................................................14-41

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Interdent, Inc.:

We have audited the accompanying consolidated balance sheets of Interdent, Inc. and subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Dental Care Alliance, Inc. and subsidiaries, which financial statements reflect total assets constituting 39% and 25% as of December 31, 1997 and 1998, respectively, and total revenues constituting 10%, 15% and 22% for each of the years in the three-year period ended December 31, 1998, respectively, of the related consolidated totals. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Dental Care Alliance, Inc. and subsidiaries, is based solely on the report of the other auditors. Separate financial statements of Gentle Dental Service Corporation and subsidiaries also included in the 1996 consolidated financial statements were audited by other auditors whose report dated February 28, 1997, expressed an unqualified opinion on those financial statements. The contribution of Gentle Dentle Service Corporation and Subsidiaries to total revenues and net loss amounted to 66% and 66% of the respective totals for 1996.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Interdent, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                       /s/ KPMG LLP

Orange County, California
May 27, 1999

INTERDENT, INC.
AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 1997 and 1998
(in thousands, except share amounts)

                                   ASSETS (NOTE 7)                                        1997                   1998
                                                                                   --------------------   -------------------
      Current assets:
          Cash and cash equivalents                                             $            20,670    $             8,244
          Accounts receivable, net of allowances of $4,159 and $6,855 in 1997
            and 1998, respectively                                                            6,395                 10,616
          Management fee receivables                                                          2,645                  4,536
          Current portion of notes and advances receivable from professional
            associations, net                                                                   567                  1,157
          Supplies inventory                                                                  1,238                  2,887
          Prepaid expenses and other current assets                                           1,851                  3,164
                                                                                   --------------------   -------------------

                    Total current assets                                                     33,366                 30,604

      Property and equipment, net (note 4)                                                   11,207                 21,379
      Intangible assets, net (note 5)                                                        27,584                105,111
      Notes and advances receivable from professional associations, net of
          current portion                                                                       314                  4,062
      Other assets                                                                              501                  3,978
                                                                                   --------------------   -------------------
                    Total assets                                                $            72,972    $           165,134
                                                                                   ====================   ===================

                           LIABILITIES, REDEEMABLE COMMON
                             STOCK AND SHAREHOLDERS' EQUITY

      Current liabilities:
          Accounts payable                                                      $             3,090    $             4,223
          Accrued payroll and payroll related costs                                           2,149                  4,862
          Other current liabilities (note 6)                                                  4,690                 10,809
          Current portion of long-term debt and capital lease obligations
            (notes 7 and 14)                                                                    846                  4,001
                                                                                   --------------------   -------------------

                    Total current liabilities                                                10,775                 23,895

      Long-term liabilities:
          Obligations under capital lease, net of current portion (note 14)                     833                  1,243
          Long-term debt, net of current portion (note 7)                                    14,407                 35,854
          Convertible senior subordinated debt                                                   --                 30,000
          Deferred income taxes                                                                 773                  2,914
          Other long-term liabilities                                                           115                    136
                                                                                   --------------------   -------------------
                    Total long-term liabilities                                              16,128                 70,147
                                                                                   --------------------   -------------------
                    Total liabilities                                                        26,903                 94,042
                                                                                   --------------------   -------------------

INTERDENT, INC.
AND SUBSIDIARIES
Consolidated Balance Sheets, Continued
December 31, 1997 and 1998
(in thousands, except share amounts)

                                                                                          1997                   1998
                                                                                   --------------------   -------------------
      Redeemable common stock, no par value, 183,686 and 180,712 shares issued
          and outstanding in 1997 and 1998, respectively (note 9)                  $             2,130    $             2,102
                                                                                   --------------------   -------------------

      Shareholders' equity (notes 8 and 10):
          Preferred stock, 30,000,000 shares authorized:
            Preferred stock - Series A, no par value, 100 shares authorized;
              zero and 100 shares issued and outstanding in 1997 and 1998,
              respectively                                                                       --                      1
            Convertible preferred stock - Series B, no par value, 70,000 shares authorized, zero shares issued and outstanding in 1997
              and 1998, respectively                                                             --                     --
            Preferred stock - Series C, no par value, 100 shares authorized;
              zero and 100 shares issued and outstanding in 1997 and 1998,
              respectively                                                                       --                     --
            Convertible preferred stock - Series D, no par value, 2,000,000 shares authorized; zero and 1,628,663 shares issued and
              outstanding in 1997 and 1998, respectively                                         --                 12,089
          Common stock, $0.001 par value, 50,000,000 authorized, 19,183,540 and
            20,584,426 shares issued and outstanding in 1997 and 1998,
            respectively                                                                         19                     21
          Additional paid-in capital                                                         49,399                 61,629
          Shareholder notes receivable                                                         (577)                  (596)
          Accumulated deficit                                                                (4,902)                (3,654)
                                                                                   --------------------   -------------------
                    Total shareholders' equity                                               43,949                 68,990
      Commitments and contingencies (notes 3 and 14)
                                                                                   --------------------   -------------------
                    Total liabilities, redeemable common stock and
                      shareholders' equity                                      $            72,972    $           165,134
                                                                                   ====================   ===================

See accompanying notes to consolidated financial statements.

INTERDENT, INC.
AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended December 31, 1996, 1997 and 1998
(in thousands, except per share amounts)

                                                                   1996                   1997                   1998
                                                            --------------------   --------------------   -------------------
      Dental practice net patient service revenue        $             3,701    $            29,327    $           103,136
      Net management fees                                             12,002                 21,664                 30,827
      Licensing and other fees                                           348                    291                    695
                                                            --------------------   --------------------   -------------------

                    Total revenues                                    16,051                 51,282                134,658
                                                            --------------------   --------------------   -------------------

      Costs and expenses:
          Clinical salaries and benefits and provider
            costs                                                      1,605                 14,712                 50,894
          Practice nonclinical salaries and benefits                   4,391                  9,683                 19,418
          Dental supplies and lab expenses                             3,008                  7,892                 17,267
          Practice occupancy expenses                                  1,670                  4,525                  8,884
          Practice selling, general and administrative
            expenses                                                   1,900                  6,178                 14,234
          Corporate selling, general and administrative
            expenses                                                   3,779                  6,592                  8,613
          Corporate restructure and merger costs                          --                  1,809                  3,994
          Depreciation and amortization                                1,019                  2,001                  5,361
                                                            --------------------   --------------------   -------------------
                    Total operating expenses                          17,372                 53,392                128,665
                                                            --------------------   --------------------   -------------------
                    Operating income (loss)                           (1,321)                (2,110)                 5,993
                                                            --------------------   --------------------   -------------------

      Nonoperating expense:
          Interest expenses, net                                        (728)                  (390)                (2,407)
          Other expense, net                                             (55)                   (74)                   (14)
                                                            --------------------   --------------------   -------------------
                    Nonoperating expense, net                           (783)                  (464)                (2,421)
                                                            --------------------   --------------------   -------------------
      Income (loss) before income taxes                               (2,104)                (2,574)                 3,572
      Provision (benefit) for income taxes                              (619)                   187                  2,302
                                                            --------------------   --------------------   -------------------
                    Net income (loss)                                 (1,485)                (2,761)                 1,270
      Dividends on redeemable convertible preferred
          stock                                                         (246)                (1,032)                    --
      Accretion of redeemable common stock                              (282)                   (34)                   (22)
                                                            --------------------   --------------------   -------------------
                    Net income (loss) attributable to
                      common stock                       $            (2,013)   $            (3,827)   $             1,248
                                                            ====================   ====================   ===================

      Net income (loss) per share attributable to common stock:

            Basic                                        $            (0.25)    $            (0.31)    $             0.06
            Diluted                                                   (0.25)                 (0.31)                  0.06
                                                            ====================   ====================   ===================

See accompanying notes to consolidated financial statements.

INTERDENT, INC.
AND SUBSIDIARIES
Consolidated Statements of Shareholders' Equity
Years ended December 31, 1996, 1997 and 1998
(in thousands)

                                                                ADDITIONAL      SHAREHOLDER       RETAINED
                                PREFERRED     COMMON STOCK        PAID-IN          NOTES          EARNINGS
                                  STOCK                           CAPITAL       RECEIVABLE        (DEFICIT)           TOTAL
                              --------------  --------------   --------------  --------------  ----------------   --------------
Balance, December 31, 1995  $           --  $            8  $         3,219  $          (40) $          922    $         4,109
Reclassification of
    members capital upon
    C-Corporation election              --              --              175              --            (175)                --
Redeemable convertible
    preferred stock -
    Series B initial
    issuance and issuance               --              --           (1,266)             --              --             (1,266)
    costs
Convertible preferred
    stock - Series A
    issued for acquisitions              1              --              295              --              --                296
Convertible preferred
    stock - Series C
    issued for acquisitions              1              --            1,733              --              --              1,734
Common stock issued in
    connection with:
    Acquisitions                        --              --               99              --              --                 99
    Other                               --              --              332              --              --                332
    Exchange for
      shareholder notes
      receivable                        --              --              137            (136)             --                  1
    Stock warrants issued
      related to debt
      financing                         --               1              309              --              --                310
    Common stock and
      options granted to
      nonemployees                      --              --               77              --              --                 77
Accretion of redeemable
    common stock                        --              --             (191)             --             (91)              (282)
Payments on shareholder
    notes receivable                    --              --               --              40              --                 40
Dividends on redeemable
    convertible preferred
    stock                               --              --               --              --            (246)              (246)
Net loss                                --              --               --              --          (1,485)            (1,485)
                              --------------  --------------   --------------  --------------  ----------------   --------------
Balance, December 31, 1996               2               9            4,919            (136)         (1,075)             3,719
                              --------------  --------------   --------------  --------------  ----------------   --------------

INTERDENT, INC.
AND SUBSIDIARIES
Consolidated Statements of Shareholders' Equity, Continued
Years ended December 31, 1996, 1997 and 1998
(in thousands)

                                                                ADDITIONAL      SHAREHOLDER
                                PREFERRED     COMMON STOCK        PAID-IN          NOTES        ACCUMULATED
                                  STOCK                           CAPITAL       RECEIVABLE        DEFICIT           TOTAL
                              --------------  --------------   --------------  --------------  ---------------  --------------
Convertible preferred
    stock - Series C
    issued for acquisitions             --              --            1,156              --              --            1,156
Common stock issued in
    connection with:                    --              --               --              --              --               --
    Acquisitions                        --              --              475              --              --              475
    Initial public
      offerings, net of                 --               5           27,307              --              --           27,312
      issuance costs
    Other                               --               1              676              --              --              677
    Stock subscription
      receivable                        --              --               --            (273)             --             (273)
    Employee purchase plan              --              --               17              --              --               17
    Pursuant to options
      for shareholder
      notes receivable                  --              --              151            (150)             --                1
    Exercise of stock
      options                           --              --              520              --              --              520
Stock options granted to
    nonemployees                        --              --               56              --              --               56
Conversion of convertible
    preferred stock -
    Series A, B and C into
    common stock                        (2)              3           12,173              --              --           12,174
Adjustment to redemption
    value of mandatorily
    redeemable preferred
    stock                               --              --               --              --             (11)             (11)
Conversion of mandatorily
    redeemable preferred
    stock                               --               1            1,784              --              11            1,796
Accrued dividends on
    mandatorily redeemable
    preferred stock                     --              --               --              --          (1,032)          (1,032)
Accretion of redeemable
    common stock                        --              --               --              --             (34)             (34)
Elimination of put rights
    on common stock                     --              --             (191)             --              --             (191)
Interest accrued on
    shareholder notes
    receivable                          --              --               --             (18)             --              (18)
Value of shares to be
    issued  under earn-outs             --              --              356              --              --              356
Net loss                                --              --               --              --          (2,761)          (2,761)
                              --------------  --------------   --------------  --------------  ---------------  --------------
Balance, December 31, 1997              --              19           49,399            (577)         (4,902)          43,939
                              --------------  --------------   --------------  --------------  ---------------  --------------

INTERDENT, INC.
AND SUBSIDIARIES
Consolidated Statements of Shareholders' Equity, Continued
Years ended December 31, 1996, 1997 and 1998
(in thousands)

                                                                 ADDITIONAL      SHAREHOLDER
                                 PREFERRED      COMMON STOCK       PAID-IN          NOTES        ACCUMULATED
                                   STOCK                           CAPITAL       RECEIVABLE        DEFICIT           TOTAL
                               --------------   --------------  --------------  --------------  ---------------  --------------
Preferred stock - Series A
    issued for private
    placement                             1               --              --              --              --                1
Convertible preferred
    stock - Series D
    issued for private
    placement, net of
    issuance costs                   12,089               --              --              --              --           12,089
Common stock issued in connection
    with:
    Acquisitions                         --                2          10,495              --              --           10,497
    Employee purchase plan               --               --             172              --              --              172
Exercise of stock options                --               --             126              --              --              126
Stock options granted to
    nonemployees                         --               --             196              --              --              196
Accretion of redeemable
    common stock                         --               --              --              --             (22)             (22)
Interest accrued on
    shareholder notes
    receivable                           --               --              --             (19)             --              (19)
Issuance of common stock
    warrants for financing               --               --              92              --              --               92
Value of shares to be
    issued under earn-outs               --               --             649              --              --              649
Net income                               --               --              --              --           1,270            1,270
                               --------------   --------------  --------------  --------------  ---------------  --------------
Balance, December 31, 1998     $     12,090     $         21    $     61,129    $       (596)   $     (3,654)    $     68,990
                               ==============   ==============  ==============  ==============  ===============  ==============

See accompanying notes to consolidated financial statements.

INTERDENT, INC.
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the years ended December 31, 1996, 1997 and 1998
(in thousands)

                                                                   1996                  1997                  1998
                                                            --------------------   ------------------   --------------------
     Cash flows from operating activities:
         Net income (loss)                               $            (1,485)   $            (2,761) $             1,270
         Adjustments to reconcile net income (loss) to
           net cash provided by (used in) operating
           activities:
             Depreciation and amortization                             1,019                  2,001                5,361
             Loss on disposal of assets                                   63                     31                    4
             Loss on investment in joint venture                          95                    135                    4
             Non-employee stock options granted and
               stock issued for fees and compensation                     77                     56                   59
             Interest accrued on shareholder notes
               receivable                                                 --                    (18)                 (19)
             Amortization of deferred financing costs                    242                     25                  204
             Deferred income taxes                                      (146)                    91                  169
         Changes in assets and liabilities, net of
           effects of acquisitions:
             Accounts receivable, net                                 (1,144)                    (6)                (614)
             Management fees receivable from
               Professional Associations                                (916)                (1,138)              (3,610)
             Supplies inventory                                           63                   (399)                (335)
             Prepaid expenses and other current assets                    52                 (1,155)                (661)
             Other assets                                               (161)                   266                 (922)
             Accounts payable                                            803                    354                 (800)
             Accrued payroll and payroll related costs                 1,253                    423                  539
             Other liabilities                                            74                  1,699                1,686
                                                            --------------------   ------------------   --------------------
                   Net cash provided by (used in)
                     operating activities                               (111)                (396)                 2,335
                                                            --------------------   ------------------   --------------------

INTERDENT, INC.
AND SUBSIDIARIES
Consolidated Statements of Cash Flows, Continued
For the years ended December 31, 1996, 1997 and 1998
(in thousands)

                                                                   1996                  1997                  1998
                                                            --------------------   ------------------   --------------------
     Cash flows from investing activities:
         Purchase of property and equipment              $              (877)   $            (3,413) $            (8,348)
         Net payments received (advances) on notes
           receivable from Professional Associations                       3                   (370)                (336)
         Cash paid for investment in joint venture                       (82)                    --                   --
         Advances to Professional Associations                           (17)                  (467)              (3,860)
         Cash paid for acquisitions, including directs
           costs, net of cash acquired                                (7,754)               (10,729)             (62,959)
                                                            --------------------   ------------------   --------------------
                   Net cash used in investing activities
                                                                      (8,727)               (14,979)             (75,503)
     Cash flows from financing activities:
         Net proceeds (payments) on short-term
           borrowings                                                  1,048                 (2,097)                  --
         Net borrowings from credit facilities                            --                 10,000               19,874
         Proceeds from issuance of long-term debt                        584                    327               31,545
         Payments of long-term debt and obligations
           under capital leases                                       (1,298)                (3,617)              (1,319)
         Payments of deferred financing costs                           (150)                   (30)              (1,784)
         Proceeds from issuance of common and preferred
           stock                                                      11,946                 28,490               15,265
         Common and preferred stock issuance costs                      (500)                  (918)              (2,818)
         Payments on shareholder notes receivable                         40                     --                   --
         Exercise of put rights                                          (90)                  (103)                 (50)
         Exercise of options                                              --                    520                   29
                                                            --------------------   ------------------   --------------------
                   Net cash provided by financing
                     activities                                       11,580                 32,572               60,742
                                                            --------------------   ------------------   --------------------
                   Increase (decrease) in cash and cash
                     equivalents                                       2,742                 17,197              (12,426)
     Cash and cash equivalents, beginning of year
                                                                         731                  3,473               20,670
                                                            --------------------   ------------------   --------------------
     Cash and cash equivalents, end of year              $             3,473    $            20,670  $             8,244
                                                            ====================   ==================   ====================

INTERDENT, INC.
AND SUBSIDIARIES
Consolidated Statements of Cash Flows, Continued
For the years ended December 31, 1996, 1997 and 1998
(in thousands)

                                                                   1996                  1997                  1998
                                                            --------------------   ------------------   --------------------
     Supplemental disclosures of cash flow information:
             Cash paid (received) during period:
             Interest                                    $               503    $               654  $             2,567
             Income taxes                                               (159)                   128                1,899
     Non Cash Transactions:
         Purchase of property and equipment under capital
             leases                                                      825                    278                   --
         Issuance of shareholder notes receivable                        136                    150                   --
         Interest accrued on shareholders notes receivable                --                     18                   19
         Accretion of redeemable common stock                            282                     34                   22
         Issuance of common stock to founders and to
             purchase the predecessor companies                          530                     --                   --
         Issuance of redeemable convertible preferred stock
             - Series B to investment bankers for services               314                     --                   --
         Conversion of convertible preferred stock Series,
             A, B, and C into shares of common stock                      --                 12,174                   --
         Conversion of mandatorily redeemable preferred
             stock into shares of common stock                            --                  1,796                   --
         Warrants issued in connection with public and
             private offerings                                            --                    150                   92
         Effect of acquisitions:
             Liabilities assumed or issued                             2,921                  8,887               16,353
             Common and convertible preferred stock and
               warrants issued                                         2,725                  1,635               10,496
             Value of shares to be issued under earn-out
               agreements                                                 --                    356                  649
         Elimination of put rights on common stock                        --                    191                   --
         Elimination of minority interest                                 19                     --                   --
                                                            ====================   ==================   ====================

     See accompanying notes to consolidated financial statements.

INTERDENT, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 1997 and 1998
(In thousands, except share and per share amounts)

(1)  ORGANIZATION

InterDent, Inc. ("InterDent" or the "Company"), incorporated on October 13, 1998, is a Delaware corporation headquartered in El Segundo, California. The Company is one of the largest providers of dental practice management services to multi-specialty dental professional corporations and associations ("PAs") in the United States. Each PA employs and directs the professional dental staff and provides all of the clinical services to the patients. The Company provides management services to dental practices in selected markets in California, Florida, Georgia, Hawaii, Idaho, Indiana, Michigan, Nevada, Oregon, Pennsylvania and Washington.

As part of a delivery network of multi-specialty dental care, the Company provides management services to affiliated PAs under long-term management service agreements. Under the terms of the management service agreements, the Company bills and collects patient receivables and provides all administrative support services to the PAs. The dentists employed through the Company's network of affiliated dental practices provide comprehensive general dentistry services and offer specialty dental services, which include orthodontics, periodontics, endodontics, pedodontics, prosthodontics, oral surgery and oral pathology. The Company's practice management services facilitate the delivery of convenient, high quality, comprehensive and affordable dental care to patients in a comfortable environment. The Company seeks to build geographically dense dental practice networks in selected markets through a combination of affiliating with existing dental practices and/or selectively developing new offices.

(2)  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

On March 12, 1999, Gentle Dental Service Corporation ("GDSC") and Dental Care Alliance, Inc. ("DCA") completed mergers in which each entity became a wholly owned subsidiary of InterDent, Inc., a newly formed corporation. These consolidated financial statements have been prepared following the pooling-of-interests method of accounting and reflect the combined financial position and operating results of GDSC and DCA (and certain PAs as discussed below) for all periods presented.

The Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on the accounting for transactions between physician practice management companies and physician practices and the financial reporting of such entities (EITF issue number 97-2). For financial reporting purposes, EITF 97-2 mandates the consolidation of physician practice activities with the practice management company when certain conditions have been met, even though the practice management company does not have an equity investment in the physician practice. The accompanying financial statements are prepared in conformity with the consensus reached in EITF 97-2. All significant intercompany transactions and accounts have been eliminated.

Corporate practice of medicine laws in the states in which Interdent currently operates prohibit it from owning dental practices. In response to these laws the Company has executed management services agreements ("MSAs") with various PAs. Under those circumstances where the MSAs meet the criteria for consolidation as outlined in EITF 97-2, all the accounts of those PAs are included in the accompanying consolidated financial statements. Accordingly, the consolidated statements of operations include the net patient revenues and related expenses of these PAs.

In instances where the MSAs have not met the criteria for consolidation, the Company does not consolidate the accounts of the PAs. Accordingly, the consolidated statements of operations exclude the net patient revenues and expenses of these PAs. Rather, the consolidated statements of operations include only the Company's net management fee revenues generated from those MSAs and the Company's expenses associated with those MSAs.

DEPENDENCE ON PAs

The Company receives fees for services provided to the PAs under MSAs but does not employ dentists or control the practices of the dentists employed by the PAs. The Company's revenue is dependent on revenue generated by the PAs and, therefore, effective and continued performance of the managed dental offices during the term of the MSAs is essential to the Company's long-term success.

NET REVENUES

Revenues consist primarily of PA net patient service revenue ("net patient revenue") and Company net management fees. Net patient revenue represents the consolidated revenue of the PAs reported at the estimated net realizable amounts from patients, third party payors and others for services rendered, net of contractual adjustments. Net management fees represent amounts charged to the unconsolidated PAs on an agreed-upon percentage of the PAs net patient service revenue under MSAs, net of provisions for contractual adjustments and doubtful accounts.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

Accounts receivable principally represent receivables from patients and insurance carriers for dental services provided by the related PAs and are recorded net of contractual adjustments and allowance for doubtful accounts. Contractual allowances, included as a reduction of net receivables, represent an estimate of the difference between the amount billed by the Company and the amount which the patient, third party payor or others are contractually obligated to pay the Company. A provision for doubtful accounts is provided based upon expected collections and is included in practice selling, general and administrative expenses.

RECEIVABLES FROM PAs

Management fees receivable represents amounts owed to the Company from unconsolidated PAs related to revenue recorded in accordance with their MSAs and is recorded based upon the net realizable value of patient accounts receivables of the PAs. The Company reviews the collectibility of the patient accounts receivables of the PAs and adjusts its management fees receivable accordingly.

Advances consist primarily of receivables from PAs due in connection with working capital advances made to certain unconsolidated PAs. The Company reviews the collectibility of its receivables related to advances to PAs. This review is based upon the cash flow of the PAs, and the fair market value of the collateral of the assets of the PAs. Commencing August 1997, under terms of note agreements such advances are repayable under terms calling for interest at 8 1/2%, adjusted for any changes in the Company's borrowing rate, and are due on demand. All advances and payables between PAs and the Company under common ownership have a right of offset included in the agreement. The Company has established a reserve for these advances of $86 and $149 as of December 31, 1997 and 1998, respectively.

Notes receivable from PAs relate to financing of medical and non-medical capital additions made by certain unconsolidated PAs. Notes receivables from PAs generally have terms of 2 to 10 years, bearing interest with rates between 8 1/2 % and 18 1/2 %, and are secured by the assets of the PAs. Such notes are personally guaranteed by the PA owners.

Advance and note amounts to be collected within the next year are classified as current assets in the accompanying consolidated balance sheets.

SUPPLIES

Supplies consist primarily of disposable dental supplies and instruments stored at the clinics. Supplies are stated at the lower of cost (first-in, first-out basis) or market (net realizable value).

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to expense as incurred and expenditures for additions and improvements are capitalized.

Equipment held under capital leases is stated at the present value of minimum lease payments at the inception of the lease. Leasehold improvements are amortized over their estimated useful life or the remaining lease period, whichever is less. Depreciation of property and equipment is recorded using the straight-line method over the shorter of the related lease term or the estimated useful lives, which are as follows:

                                                                             RANGE OF LIVES
                                                                               (IN YEARS)
                                                                           --------------------
                             Dental equipment                                     3-15
                             Computer equipment                                      3
                             Furniture, fixtures, & equipment                     3-15
                             Leasehold improvements                               3-20
                             Vehicles                                                5
                             Buildings                                              25

INTANGIBLE ASSETS

Intangible assets result primarily from the excess of cost over the fair value of net tangible assets purchased. Such intangibles relate primarily to noncompetition covenants, MSAs, and goodwill associated with dental practice acquisitions. Intangibles relating to MSAs consist of the costs of purchasing the rights to provide management support services to PAs over the initial noncancelable terms of the related agreements, usually 25 to 40 years. Under these agreements, the PAs have agreed to provide dental services on an exclusive basis only through facilities provided by the Company, which is the exclusive administrator of all non-dental aspects of the acquired PAs, providing facilities, equipment, support staffing, management and other ancillary services. The agreements are noncancelable except for performance defaults.

Intangible assets are amortized on the straight-line method, ranging from 5 years for other intangibles to 25 years for MSAs and goodwill.

LONG-LIVED ASSETS

The Company reviews its asset balances for impairment at the end of each quarter or more frequently when events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. To perform that review, the Company estimates the sum of expected future undiscounted net cash flows from assets. If the estimated net cash flows are less than the carrying amount of the asset, the Company recognizes an impairment loss in an amount necessary to write-down the asset to a fair value as determined from expected future discounted cash flows. No write-down of assets was recorded for the years ended December 31, 1996, 1997 and 1998.

FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

The Company estimates the fair value of its monetary assets and liabilities, based upon the existing interest rates relate to such assets and liabilities, redeemable common stock compared to current market rates of interest for instruments with a similar nature and degree of risk. The Company estimates that the carrying value of all of its monetary assets and liabilities approximates fair value as of December 31, 1997 and 1998.

USE OF ESTIMATES

In preparing the financial statements conforming to generally accepted accounting principals ("GAAP"), we have made estimates and assumptions that affect the following:

       - Reported amounts of assets and liabilities at the date of the financial statements;

       - Disclosure of contingent assets and liabilities at the date of the financial statements; and

       -   Reported amounts of revenues and expenses during the period.

Actual results could differ from those estimates.

NET INCOME (LOSS) PER SHARE

The Company utilizes Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). In accordance with SFAS 128, the Company presents "basic" earnings per share, which is net income divided by the average weighted common shares outstanding during period, and "diluted" earnings per share, which considers the impact of common share equivalents. Dilutive potential common shares represent shares issuable using the treasury stock method. Dilutive potential common shares comprising convertible preferred stock, convertible subordinated debt, contingent shares, and the exercise of certain options, warrants, and put rights have been excluded from the computation of diluted loss per share for the years ended December 31, 1996 and 1997 as their effect is anti-dilutive. Such excluded issuable shares were 131,033 and 589,242, respectively, for the years ended December 31, 1996 and 1997. The following table summarizes the computation of earnings (loss) per share:

                                                            1996                  1997                   1998
                                                     -------------------   --------------------   --------------------
      Net income (loss) attributable to common
          stock - basic and diluted               $            (2,013)  $            (3,827)   $             1,248
                                                     ===================   ====================   ====================
      Basic shares reconciliation:
          Weighted average common shares
            outstanding                                     8,101,573            12,258,393             20,087,462
          Contingently repurchaseable common
            shares                                                 --                    --               (570,890)
                                                     -------------------   --------------------   --------------------
                    Basic shares                            8,101,573            12,258,393             19,516,572
                                                     ===================   ====================   ====================
      Diluted Shares Reconciliation:
          Basic Shares                                      8,101,573            12,258,393             19,516,572
          Effects of Dilutive Potential Common
            Shares:
          Convertible preferred stock                              --                    --              1,023,159
          Warrants                                                 --                    --                108,888
          Put rights                                               --                    --                 64,862
          Contingent shares                                        --                    --                 68,329
          Assumed conversion of options                            --                    --                440,425
                                                     -------------------   --------------------   --------------------
                    Diluted shares                          8,101,573            12,258,393             21,222,235
                                                     ===================   ====================   ====================
      Net income (loss) attributable to
       common stock:
            Basic                                 $          (0.25)     $          (0.31)      $           0.06
            Diluted                                          (0.25)                (0.31)                  0.06
                                                     ===================   ====================   ====================

COMPREHENSIVE INCOME

The Company adopted the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive income ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses). The adoption of SFAS 130 did not have an effect on the Company's financial position or results of operations as the Company does not have components of other comprehensive income.

INCOME TAXES

Income taxes are accounted for under the asset and liability method in accordance with Statement of Financial and Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"). Upon its incorporation on October 23, 1996, DCA, a wholly owned subsidiary of InterDent, Inc. terminated its predecessor status as a Limited Liability Corporation and became subject to income taxes.

STOCK-BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). Under SFAS 123, the Company may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, and disclose in the notes to the financial statements the effects of SFAS 123 as if the recognition provisions were adopted. The Company has elected to account for stock-based compensation under APB 25.

SEGMENT REPORTING

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS" 131"). SFAS 131 supersedes SFAS 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal reporting that is used by management for making operating decisions and assessing the performance as the source of the Company's reportable segments. The adoption of SFAS 131 did not have an impact for the reporting and display of segment information as each of the affiliated dental practices are considered to have similar economic characteristics, as defined in the pronouncement, and therefore are aggregated.

(3) BUSINESS COMBINATIONS, DENTAL PRACTICE AFFILIATIONS AND ACQUISITIONS

Business Combinations

On March 12, 1999, the Company completed mergers with GDSC and DCA through the exchange of 1 share for each share of GDSC common stock and 1.67 shares for each share of DCA common stock. In the completed combination, GDSC and DCA each became a wholly-owned subsidiary of the Company. See note 15.

The mergers have been accounted for using the pooling-of-interests method of accounting. Accordingly, the historical financial statements for the periods prior to the completion of the combination have been restated as though the companies had been combined. The restated financial statements have been adjusted to conform the lives in computing depreciation of equipment and amortization of intangible assets. The related adjustments were not material to the financial statements.

The results of operations of GDSC and DCA for the years ended December 31, 1996, 1997, and 1998 as previously reported are as follows:

                                                   1996           1997           1998
                                               -----------    -----------    -----------
                Dental practice net patient
                 service revenue:
                GDSC                            $  3,701         $29,327      $103,136
                DCA                                 -               -             -
                                               -----------    -----------    -----------
                                                $  3,701         $29,327      $103,136
                                               -----------    -----------    -----------
                                               -----------    -----------    -----------

                Net management fees:
                GDSC                            $ 10,712       $  14,076      $  2,186
                DCA                                1,290           7,588        28,641
                                               -----------    -----------    -----------
                                                $ 12,002       $  21,664      $ 30,827
                                               -----------    -----------    -----------
                                               -----------    -----------    -----------

                Consulting and licensing fees:
                GDSC                            $    -         $     -        $    -
                DCA                                  348             291           695
                                               -----------    -----------    -----------
                Net income (loss):              $    348       $     291      $    695
                                               -----------    -----------    -----------
                                               -----------    -----------    -----------

                GDSC                            $ (1,687)      $  (3,187)     $ (1,800)
                DCA                                  202             420         3,098
                Adjustments to Conform
                   Accounting Methods                -                 6           (28)
                                               -----------    -----------    -----------
                                               -----------    -----------    -----------
                                                $ (1,485)      $  (2,761)     $  1,270

In connection with the mergers, the Company recorded direct merger expenses of $2,241 in the fourth quarter of 1998. These expenses consist primarily of accounting, legal and other advisory fees. Also, the Company recorded a restructuring charge in 1998 of $1,590 relating to severance packages. The Company anticipates additional merger and restructure charges to be incurred throughout 1999.

On November 4, 1997, GMS Dental Group, Inc. merged into GDSC. In connection with the merger transaction, all of the issued and outstanding shares of GMS common stock were converted into 4,548,161 shares of common stock of GDSC. The merger has been accounted for as a pooling of interests.

As a result of the merger, GDSC recorded direct merger expenses of $677. These expenses consist primarily of accounting, legal and other advisory fees. Also, GDSC recorded a restructuring charge of $1,295, of which $1,132 was recorded in 1997 while an additional $163 was recorded when incurred in 1998. The charge included $289 for employee related costs, $311 for facility consolidation and related leasehold and fixed asset write-offs and $695 for the redirection of certain duplicative operations and programs and other costs. These charges were substantially completed in 1998 as the remaining obligation related to the restructuring charges was approximately $130 at December 31, 1998 and included in other current liabilities in the accompanying financial statements.

DENTAL PRACTICE AFFILIATIONS AND ACQUISITIONS

During 1997, the Company entered into 11 MSAs representing 11 office locations. The MSAs have not met the EITF consolidation requirements. Accordingly, the consolidated statements of operations exclude the net patient revenues and expenses of the PAs associated with these MSAs. Rather, the consolidated statements of operations include only the management fees revenues from those MSAs and the Company's expense associated with those MSAs.

In 1997, the Company also acquired substantially all of the assets of 15 dental office locations, including cash, accounts receivable, supplies and fixed assets and entered into MSAs with the PAs that met the EITF consolidation requirements. Accordingly, the consolidated statements of operations include the net patient revenues and related expenses of the PAs.

On December 29, 1997, the Company acquired all of the outstanding capital stock of Marketplace Dental, Inc., a Florida corporation ("Marketplace"), pursuant to the merger (the "Merger") of Marketplace with and into Dental Care Alliance of Florida, Inc. ("DCA Florida"), a wholly-owned subsidiary of the Company. Marketplace was a dental practice management company, which managed six dental practices in Palm Beach County. Pursuant to the Merger DCA acquired all of the assets and assumed certain liabilities of Marketplace. Such assets consisted primarily of non-dental assets (including dental equipment) and management agreements. Pursuant to the Merger, all shares of Marketplace common stock were converted into the right to receive, in the aggregate 133,600 shares of unregistered common stock of the Company and an amount in cash of approximately $500, which is included other current liabilities. Approximately $1,760 of the purchase price has been allocated to intangible assets.

The total price for the fair value of the assets acquired, including intangible assets was $21,251. Approximately $11,187 of the purchase price has been allocated to intangible assets. The total purchase consideration included $10,729 in cash, $1,635 in nonredeemable preferred and common stock, warrants, and $8,827 in liabilities issued or assumed. Additional shares may be issued for future earnouts based upon the financial performance of the PAs.

The Company and its related Washington and Oregon PAs entered into asset purchase and management service agreements (collectively, the "Agreements") on January 1, 1998. The new Agreements meet the criteria for consolidation of the PA accounts with the Company for financial reporting purposes.

Under the terms of the Agreements, the Company acquired all of the fixed assets and assumed certain liabilities of the PAs. In exchange, the Company paid consideration of $1,674 in addition to the assumption of certain liabilities, which was offset by the Company's $1,674 receivable from the PAs. In addition, the Company will pay $575 in cash over 18 equal monthly installments and may pay future consideration, to be determined upon the achievement of certain financial results, as described in the Agreements.

During 1998, the Company entered into twenty-one MSAs representing 44 office locations. The MSAs have not met the EITF consolidation requirements. Accordingly, the consolidated statements of operations exclude the net patient revenues and expenses of the PAs associated with these MSAs. Rather, the consolidated statements of operations include only the management fees revenues from those MSAs and the Company's expense associated with those MSAs.

The Company also acquired substantially all of the assets of 41 dental office locations, including cash, accounts receivable, supplies and fixed assets and entered into MSAs with the PAs that met the EITF consolidation requirements. Accordingly, the consolidated statements of operations include the net patient revenues and related expenses of these. Additionally, the Company acquired all of the outstanding capital stock of the following entities:

- Capitol Dental Care, Inc., ("CDC") an Oregon corporation. CDC provides capitated dental services under the Oregon Health Plan pursuant to a contract with the State of Oregon Office of Medical Assistance Programs.

- Managed Dental Care of Oregon, Inc., ("MDCO"). MDCO is a dental care entity that contracts with the Oregon Health Plan pursuant to a contract with the State of Oregon Office of Medical Assistance Programs.

- Dedicated Dental Systems, Inc. ("Dedicated Dental"), a Bakersfield, California company. Dedicated Dental owns and operates 11 staff model dental offices pursuant to a license granted under the California Knox-Keene Health Care Service Plan Act of 1975.

-    Dental One Associates, Inc., a Georgia corporation ("Dental One").

The aggregate dental practice acquisition purchase price recorded by the Company during the year ended December 31, 1998, representing the fair value of the net assets acquired in the above affiliations and earnout consideration accrued or paid for transactions completed in current and prior periods was $90,457. Approximately $80,357 of the purchase price has been allocated to intangible assets. The total purchase consideration included $62,959 in cash, $10,496 in common stock issued (1,264,361 shares), and $16,353 in liabilities incurred and assumed. Additionally, an aggregate value of $649 shares have been earned under earn-out agreements and additional amounts may be earned under earn-out agreements.

In connection with certain completed affiliation transactions, the Company has agreed to pay to the seller's possible future consideration in the form of cash and Company capital stock. The amount of future consideration payable by the Company under earn-outs is generally computed based upon financial performance of the affiliated dental practices during certain specified periods. The Company accrues for earn-out payments with respect to prior practice acquisitions when such amounts are probable and reasonably estimable.

As of December 31, 1998, the Company had accrued $3,985 for future earnout payments, of which $1,005 is included in additional paid-in capital for anticipated stock issuances while the remaining accrual for anticipated cash payments is included in other current liabilities. For those acquisitions with earn-out provisions, the Company estimates the total maximum earn-out that could be paid, including amounts already accrued, is between $20 and $27 million from January 1999 to December 2002, of which the majority is expected to be paid in cash. In future years, such additional earn-out consideration could result in additional amortization of $800 to $1,080 annually.

The above transactions have been accounted for using the purchase method of accounting. The excess of the total purchase price over the fair value of the net tangible and identifiable intangible assets acquired are being amortized over the lesser of the term of the related management service agreements or 25 years using the straight-line method. The results of operations for these practices have been included in the consolidated financial statements of the Company since the dates of their affiliation.

The following unaudited pro forma information presents the condensed consolidated results of operations as if the 1997 and 1998 affiliations and acquisitions discussed above, and related financing activities had occurred as of January 1, 1997. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of what the actual results of operations would have been had the practices been affiliated as of that date, nor does it purport to represent future operations of the Company:

                                                                  1996                   1997                    1998
                                                          -------------------    -------------------        -------------------
As Reported:

Net patient service revenue                                   $   3,701              $   29,327             $  103,136
Net management, licensing and other fees                         12,350                  21,955                 31,522
Net income (loss) attributable to common stock                   (2,013)                 (3,827)                 1,248
Net income (loss) per share attributed to
 common stock --Diluted                                       $   (0.25)             $    (0.31)            $     0.06
                                                          ===================      ===================      ===================
Pro forma:

Net patient service revenue                                   $  31,006              $  138,157             $  145,387
Net management, licensing and other fees                         15,991                  15,638                 32,674
Net income (loss)                                                (1,080)                  3,458                  4,882
Net income (loss) per share attributed to common
  stock -- Diluted                                            $   (0.12)             $     0.19             $     0.21
                                                          ===================      ===================      ===================

Net Income (loss) amounts reflected above include the effect of merger and restructure costs of $1,809 and $3,994 during the years ended December 31, 1997 and 1998, respectively, as outlined in the business combination discussion above.

 (4)  PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

                                                                                 1997                   1998
                                                                          -------------------    -------------------
        Dental equipment                                                       $     6,207          $    11,876
        Computer equipment                                                           2,028                3,411
        Furniture, fixtures and equipment                                            1,278                3,075
        Leasehold improvements                                                       3,962                6,646
        Vehicles                                                                        46                   70
        Buildings                                                                       48                  792
        Land                                                                            10                  395
                                                                          -------------------    -------------------

                      Total property and equipment                                  13,579               26,265

        Less accumulated depreciation and amortization                              (2,372)              (4,886)
                                                                          -------------------    -------------------

                                                                               $    11,207          $    21,379
                                                                          ===================    ===================

(5)  INTANGIBLE ASSETS

Intangible assets consists of the following:

                                                                               1997                   1998
                                                                          -------------------    -------------------
             Management Services Agreements                                    $  28,468            $    70,581
             Goodwill                                                                 --                 38,166
             Other                                                                   127                    205
                                                                          -------------------    -------------------

             Total intangible assets                                              28,595                108,952
             Less accumulated depreciation                                        (1,011)                (3,841)
                                                                          -------------------    -------------------

                                                                              $   27,584            $   105,111
                                                                          ===================    ===================

(6)  OTHER CURRENT LIABILITIES

Other current liabilities consists of the following:

                                                                             1997                   1998
                                                                          -------------------    -------------------
             Accrued earn-outs                                                 $     386              $   2,980
             Merger and restructure costs                                          1,266                  2,212
             Acquisition and affiliation obligations                                 920                     --
             Other                                                                 2,118                  5,617
                                                                          -------------------    -------------------

                                                                               $   4,690              $  10,809
                                                                          ===================    ===================

(7)  DEBT

The Company has two credit facilities at December 31, 1998, providing for a maximum borrowing of $60,000. One credit facility provides for a maximum borrowing of $45,000. The revolving feature of the credit facility expires on September 30, 2001, at which time it will convert into a four year term loan to be repaid in 16 equal quarterly installments. Principal amounts owed under the credit facility bear interest (7.48% at December 31, 1998), at varying amounts over LIBOR (2.25% - 3.00%) or the prime rate (0.50% - 1.25%), at the Company's option, based on its leverage ratio. The credit facility requires the Company to pay an unused commitment fee in an amount ranging from 0.375% to 0.750% per annum of the average daily amount by which the bank commitment under the credit facility exceeds the aggregate amount of all loans then outstanding. The credit facility contains several covenants including restrictions on the ability of the Company to incur indebtedness, repurchase of shares, pay dividends without prior approval and contains requirements relating to maintenance of a specified net worth and compliance with specified financial ratios. In addition, the credit facility requires the Company to notify the lenders prior to making any acquisition and to obtain the consent of the lenders prior to making acquisitions over a specified purchase price. The obligations of the Company under the credit facility and the subsidiaries under the guarantees are secured by a security interest in the equipment, fixtures, inventory, receivables, subsidiary stock, certain debt instruments, accounts and general intangibles of each of such entities.

In March 1998, the Company also executed an agreement for a $15,000 line of credit (Revolving Note) with a financial institution. The Revolving Note is subject to a fee for the unused portion of the line of credit of 0.25%. Certain restrictive covenants, including debt liquidity ratios and interest, liability and liquidity coverage, were included in the agreement and as of December 31, 1998, the Company was in compliance with such covenants. The Revolving Note expires in May 1999, and the financial institution has provided notice of their intention to renew for one additional year under similar terms. As such, these amounts are included in the long-term portion of debt.

On June 3, 1998, the Company issued $30,000 of subordinated convertible notes ("Notes"). The Notes have an eight-year term and bear interest at 7.0%. See note 8 for discussion on the conversion of the Notes.

Long term debt is summarized as follows:

                                                                                     1997                   1998
                                                                              -------------------    -------------------
Credit facility, interest at 3.25% in excess of LIBOR rate, terminated
    and repaid during 1998                                                 $            10,000    $                --
Credit facility, interest at 7.48% at December 31,1998                                      --                 23,518
Revolving note, interest at 1.75% over the Eurodollar rate payable
    monthly.                                                                                --                  6,356
Senior subordinated note payable, face value of $2,083 discounted
    interest at 8%; due July 2002                                                        1,448                  1,568
Subordinated note payable, interest at 8%, interest payable annually
    through January 2002; due January 2002                                                 696                    696
Senior subordinated note payable, interest at 8%; due in monthly
    installments of principal and interest of $14; due July 2002                           637                    515
Senior subordinated note payable, face value of $500 discounted interest
    at 8%; due in July 1999                                                                441                    478
Note payable, interest at 9.375%; payable in monthly installments of $4,
    secured by land and building; due April 1999                                            --                    381
Note payable to seller, interest at 8.5%, principal and interest payable
    quarterly, maturing in March 2003, secured by stock in subsidiary                       --                    917
Various unsecured acquisition notes payable, due in monthly and quarterly installments of principal and interest at rates ranging
    from 8.25% to 10.0%; due through November 2003                                       1,449                  4,582
Notes payable, secured by underlying assets at specific dental practices, interest at rates ranging from 2.65% to  11.9%, maturing
    through 2002                                                                           117                    114
                                                                              -------------------    -------------------

                                                                                        14,788                 39,125
Less current portion                                                                      (381)                (3,271)
                                                                              -------------------    -------------------

                                                                           $            14,407    $            35,854
                                                                              ===================    ===================

At December 31, 1998, the aggregate maturities of long-term debt for each of the next five years are as follows:

      1999                    $             3,271
      2000                                  7,847
      2001                                  1,720
      2002                                  2,524
      2003                                    117
      Thereafter                           23,646

                                 ------------------

                              $            39,125
                                 ===================

(8)  SHAREHOLDERS' EQUITY

In 1997 GMS merged into GDSC. GMS had preferred stock outstanding consisting of convertible preferred stock Series A, redeemable convertible preferred stock - Series B and convertible preferred stock - Series C. The redeemable convertible preferred stock - Series B, including dividends and the convertible preferred stock Series A and C, were converted into 7,603,677 shares (3,384,302 shares of GDSC common stock) of GMS common stock on November 4, 1997 prior to the GMS merger. Upon closing of the merger between GMS and

GDSC, all 10,218,578 outstanding GMS common shares were converted into 4,548,161 shares of GDSC's common stock. A reconciliation of the total shares of preferred and common stock outstanding during the years ended December 31, 1996, 1997 and 1998 is as follows:

                                    CONVERTIBLE                 CONVERTIBLE    CONVERTIBLE   CONVERTIBLE
                                     PREFERRED     PREFERRED     PREFERRED      PREFERRED     PREFERRED       COMMON
                                      STOCK -       STOCK -        STOCK -        STOCK -       STOCK -         STOCK
                                     SERIES A       SERIES A     SERIES C       SERIES C      SERIES D
Balance, December 31, 1995                  --             --           --             --            --      7,698,134
Convertible preferred stock -
    Series A issued for
    acquisitions                             395           --           --             --            --             --
Convertible preferred stock -
    Series C issued for
    acquisitions                            --             --        1,777             --            --             --
Common stock issued in
    connection with:
    Acquisitions                            --             --           --             --            --        226,452
Other                                       --             --           --             --            --        340,430
Pursuant to options for
    shareholder notes receivable            --             --           --             --            --        608,524
Exercise of stock options                   --             --           --             --            --          2,000
Repurchase of common stock                  --             --           --             --            --        (24,000)
Common stock granted to
    nonemployees                            --             --           --             --            --          2,500
                                    ------------   -----------  ------------   ------------  ------------   ------------


Balance, December 31, 1996                 395            --         1,777            --            --       8,854,040
Convertible preferred stock -
    Series C issued for                    --              --        1,156            --            --              --
    acquisitions
Common stock issued in connection with:
    Acquisitions                           --              --           --            --            --         109,039
    Initial public offering                --              --           --            --            --       4,840,000
    Employee purchase plan                 --              --           --            --            --           1,902
    Other                                  --              --           --            --            --         133,600
Pursuant to options on
    shareholder notes receivable           --              --           --            --            --         333,816
Exercise of stock options                  --              --           --            --            --         434,063
Conversion of preferred stock              --              --           --            --            --       1,092,778
Conversion of preferred stock -
    Series A, B and C into
      common stock                       (395)             --       (2,933)           --            --       3,384,302
                                    -------------  -----------  -------------  ------------  -------------  ------------

Balance, December 31, 1997                 --              --           --            --            --      19,183,540
Preferred stock - Series A
    issued for private placement           --             100           --            --            --              --
Convertible preferred stock -
    Series C issued for private            --              --           --            --            --              10
    placement, convert into
    common stock
Convertible preferred stock -
    Series D for private
    placement                              --              --           --            --     1,628,663              --
Common stock issued in connection with:
    Acquisitions                           --              --           --            --            --       1,264,361
    Employee purchase plan                 --              --           --            --            --          23,497
    Other                                  --              --           --            --            --          89,323
Exercise of warrants                       --              --           --            --            --           1,961
Exercise of options                        --              --           --            --            --          21,734
                                    -------------  -----------  -------------  ------------  -------------  ------------

Balance, December 31, 1998                 --             100           --            --     1,628,663      20,584,426
                                    =============  ===========  =============  ============  =============  ============

COMMON STOCK

An aggregate of 608,524 shares of common stock were issued in 1996 at a purchase price of $.225 per share. 269,278 of these shares are subject to a four-year vesting schedule whereby one-quarter of the shares vested upon issuance and one-quarter of the shares vested in October 1997. The remaining shares vest on a monthly basis during the remaining thirty-six months.

A total of 254,901 and 339,246 outstanding shares of the Company common stock, issued at a price of $.45 and $.225 per share, respectively are subject to repurchase at cost as a result of the Company's failure to achieve certain specified performance targets through December 31, 1998. These shares are expected to be repurchased in the future.

PREFERRED STOCK

The Board of Directors may issue preferred stock with preferences to be determined at the time of issuance.

On June 3, 1998, the Company completed a $45,000 private placement, consisting of $30,000 of subordinated notes and $15,000 of preferred stock. The subordinated notes have eight year terms and are convertible into shares of the common stock at $9.21 for each share of common stock issuable upon conversion of outstanding principal and accrued but unpaid interest on such subordinated notes. If certain events of default occur, the subordinated notes then outstanding will automatically convert into shares of Series B preferred stock at a rate of one share of Series B preferred stock for each thousand dollars in outstanding principal and accrued but unpaid interest on the subordinated notes, subject to adjustment for stock splits, reverse splits, stock dividends, reorganizations and the like. The subordinated notes and all outstanding shares of preferred stock shall be automatically converted into common stock (or, in the case of Series A preferred stock and Series C preferred stock, redeemed at nominal cost) if the rolling 21-day average closing market price of the common stock on 20 out of any 30 consecutive trading days is more than $15.73 on or prior to May 18, 1999, more than $16.85 on or prior to May 18, 2000, or more than $17.98 at any time thereafter.

The presently authorized Series of preferred stock include the following series: 100 shares of Series A preferred stock, all of which is issued and outstanding; 70,000 shares of Series B preferred stock, none of which is presently outstanding but which will be issued automatically upon conversion of the then outstanding subordinated notes; 100 shares of Series C preferred stock, none of which is presently outstanding; and 2,000,000 shares of Series D preferred stock of which 1,628,663 shares are issued and outstanding. The shares of convertible Series B preferred stock are convertible into shares of common stock at the rate of 108.58 shares of common stock for each share of Series B preferred stock, and the shares of Series D preferred stock are convertible into shares of common stock on a share for share basis, in each case subject to adjustment for stock splits, reverse splits, stock dividends, reorganizations and the like. The Series A and Series C preferred stock are not convertible.

STOCK WARRANTS

In May 1996 the Company issued warrants to purchase 4,333 shares of its common stock at $7.50 per share to a lender in connection with a line of credit agreement. Concurrently, the Company issued to certain directors, officers and shareholders of the Company warrants to purchase 115,000 shares of the Company's common stock at $7.50 per share in consideration for guaranteeing a total of $1,000 of a line-of-credit. The line-of-credit is no longer available and has been fully repaid. All stock warrants expire in May 2001 and no such stock warrants have been exercised to date.

In connection with the Company's former $10,000 credit facility, warrants were issued in 1996 entitling the bank to purchase 81,942 shares of the Company's common stock at a price of $3.93 per share. The warrants were recorded at their estimated fair market value of $1 which is included in interest expense in the accompanying financial statements. These warrants expire in October 2001.

On January 26, 1994 and October 25, 1996, the Company issued to one of its officers warrants to purchase 136,172 shares of company common stock (at each grant date), with an exercise price at the then fair market value aggregate value of $148 and $125 respectively as determined by an independent third party appraisal. The warrants became fully vested in January 1997. All such warrants were exercised in February 1997, and the exercise price was funded by an interest bearing note from the Company. This interest bearing note has been offset against additional paid-in capital in shareholders' equity at December 31, 1997.

In connection with the GDSC's initial public offering, warrants were issued in 1997 entitling representatives of the underwriters to purchase up to 150,000 shares of the Company's common stock at a price of $6.00 per share. These warrants were recorded at their estimated fair value of $1. As of December 31, 1998, there were 145,875 of these warrants outstanding, which expire in February 2002.

In connection with the acquisition of the net assets of dental practices, the Company issued warrants to purchase approximately 239,160 shares of common stock ranging at a price from $7.86 to $9.44 per share. The warrants expire in 2004; no such stock warrants have been exercised to date. Warrants for 22,254 shares become exercisable only if certain performance conditions are met by the acquired dental practices. The estimated fair value was recorded as part of the consideration for the acquisition.

In connection with the Company's $45,000 private placement, warrants were issued in 1998 entitling the holder to purchase of 40,000 shares of the Company's common stock at a price of $9.21 per share. The warrants estimated fair market value of $92 is recorded as preferred stock issuance costs in the accompanying financial statements.

These warrants expire in 2005.

In connection with an exclusive corporate development advisory agreement, the Company issued 5 year warrants to purchase up to 48,709 shares of the Company's common stock at an exercise price of $7.19 per share. Also, the Company issued 88,512 warrants to purchase the Company's common stock at an exercise price of $1.04 per share. The warrants expire in 2002.

(9)  REDEEMABLE CONVERTIBLE PREFERRED AND COMMON STOCK

The following summary presents the changes in the redeemable preferred and common stock:

                                 SHARES OF                      SHARES OF
                                MANDATORILY     REDEEMABLE      REDEEMABLE     REDEEMABLE
                                 REDEEMABLE      PREFERRED      PREFERRED       PREFERRED       SHARES OF
                                 PREFERRED        STOCK -        STOCK -         STOCK -        REDEEMABLE     REDEEMABLE
                                   STOCK         SERIES B        SERIES B       SERIES B       COMMON STOCK   COMMON STOCK
                                -----------     ----------    -------------  --------------   -------------  --------------
Balance, December 31, 1996            15,000   $      1,402       6,180,000   $     11,055          190,302   $      2,199

Issued in connection with
    private placement                     --             --         107,142            188               --             --
Dividends on redeemable
  convertible preferred
  stock - Series B                        --             --              --            932               --             --
Accretion of put rights                   --             --              --             --               --             34
Exercise of put rights                    --             --              --             --           (6,616)          (103)
Conversion into common stock         (15,000)        (1,402)     (6,287,142)       (12,175)              --             --
                                -------------  --------------  -------------  --------------   -------------  --------------

Balance, December 31, 1997                --             --              --             --          183,686          2,130

Accretion of put rights                   --             --              --             --               --             22
Exercise of put rights                    --             --              --             --           (2,974)           (50)
                                -------------  --------------  -------------  --------------   -------------  --------------

Balance, December 31, 1998                --   $           --            --  $           --          180,712 $        2,102
                                =============  ==============  =============  ==============   =============  ==============

REDEEMABLE COMMON STOCK

In connection with certain acquisitions, the Company granted put rights to certain shareholders that may require the Company to redeem up to 80,712 shares of its common stock, at a redemption price ranging from $13.38 to $19.62 per share. If all shareholders with such outstanding put rights exercise their options, the Company would be required to repurchase the above shares of common stock for $1,166. The redemption periods continue through January 4, 2003. If the shareholder does not place a redemption request during the redemption period, the put right will expire on the stated expiration date. Put rights for all but 20,000 shares terminate in the event of the Company successfully completing a public offering at a price of at least $20.00 per share. The Company redeemed 6,616 shares of redeemable common stock for $103 during 1997 and 2,974 shares for $50 during 1998.

The shares of common stock subject to the put rights are reported on the balance sheet as redeemable common stock. Such shares have been recorded at their fair value as of date of acquisition, inclusive of accretion during each of the three years in the period ended December 31, 1998. The Company records accretion on a ratable basis over the redemption period of the respective stock. Such accretion for the years ended December 31, 1996, 1997 and 1998 was $91, $34 and $22, respectively. Such common stock at December 31, 1998 is redeemable as follows:

                                               SHARES                 AMOUNT              PRICE RANGE
                                        --------------------    -------------------    -------------------
                  1999                            22,754    $               318    $  13.38 - 18.16
                  2000                            20,849                    308       13.60 - 19.62
                  2001                            29,681                    438       13.60 - 18.80
                  2002                             3,714                     51       13.60
                  2003                             3,714                     51       13.60
                                        -------------------    -------------------

                                                  80,712    $             1,166
                                        ===================    ===================

PRIVATE PLACEMENT OF REDEEMABLE COMMON STOCK AND WARRANTS

In 1996, GDSC completed a private placement offering (the "Placement Offering ") of 100,000 shares of the GDSC's redeemable common stock which include warrants to purchase 100,000 additional shares of GDSC's common stock at an exercise price of $7.50 per share. The stock warrants expire on December 14, 2001; no stock warrants have been exercised to date. In connection with the Placement Offering, the shareholder received certain put rights which are exercisable after June 21, 2001 but not later than June 21, 2003 if GDSC has not completed a public offering of its common stock by June 21, 2001 at a price of at least $22.00 per share and with net proceeds to GDSC of at least $10,000. The per share price applicable to the put rights is 20 times GDSC's average adjusted net income per share for the two most recent fiscal years preceding the exercise of the rights. As of December 31, 1998, GDSC has not recorded any accretion related to the above put rights.

(10)  STOCK OPTIONS

Under GDSC's stock incentive plan and DCA's 1997 executive incentive compensation plan and DCA's 1997 non-qualified stock option plan (collectively the "Plans"), incentive stock options, non-statutory stock options, stock appreciation rights or bonus rights, award of stock bonuses, and/or sale of restricted stock of the Company have been and may be granted to employees and non-employees. The Plans provide for the issuance of up to 3,127,000 shares of Company common stock. The Company's Board of Directors administers the Plans. The Board has the authority to determine the persons to whom awards will be made, the amounts, and other terms and conditions of the awards. Shares issued under the Plans are generally subject to a three to five-year vesting schedule from the date of grant and expire ten years from the original grant date.

Concurrent with its initial public offering, GDSC repriced all employee stock options then outstanding to the offering price of $5.00 per share (except for certain stock options held by a principal shareholder, which were repriced at 110% of the offering price). All other terms with respect to such options were maintained. No compensation expense related to the repricing of the employee stock options was recorded as the adjusted exercise price was not below the fair value of the common stock as of the repricing date.

Prior to the merger of GDSC and GMS, GMS had two stock-based option plans ("Former Plans") which offered essentially the same awards and stock option terms as the GDSC's stock incentive plan. Upon consummation of the merger of GMS with GDSC, the Former Plans were frozen to allow no additional option grants under those plans. The number of options and option price for the options granted under the Former Plans were converted to GDSC share (and subsequently Company share) and share price equivalent utilizing the same conversion ratio of GMS common stock to GDSC common stock.

Stock options issued to non-employees have been recorded at their estimated fair market value and are being expensed over their respective vesting lives of up to five years. Total compensation expense recorded for the years ended December 31, 1996, 1997 and 1998 was $77, $56 and $59, respectively.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

The Financial Accounting Standards Board has issued SFAS 123, Accounting for Stock Based Compensation, which defines a fair value based method of accounting for employee stock option or similar compensation plans. However, it also allows an entity to continue to measure compensation cost related to stock options issued to employees under these plans using the method of accounting prescribed by the APB 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in this Statement had been applied.

The Company has elected to account for its stock-based compensation plans under APB 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during the years ended December 31, 1996, 1997 and 1998. The options have been valued using the Black-Scholes pricing model as prescribed by SFAS 123. The following weighted average assumptions have been used for grants of stock options:

                                                                 GDSC PLAN               DCA PLAN
                                                             -------------------    -------------------
                     Risk free interest rate                 5.7% - 6.4%            4.6% - 5.8%
                     Expected dividend yield                 --                      --
                     Expected lives                          5-6 years              3 - 4 years
                     Expected volatility                     60% - 74%              6% - 11%

Options were assumed to be exercised over the expected lives for the purpose of this valuation. Adjustments are made for options forfeited prior to vesting. The total estimated value of options granted which would be amortized over the vesting period of the options is $705, $1,262 and $4,047 for the years ended December 31, 1996, 1997 and 1998, respectively. The options granted during 1996, 1997 and 1998 were valued at a per share amount ranging from $0.82 to $5.32.

If the Company had accounted for stock options issued to employees in accordance with SFAS 123, the Company's net loss attributable to common stock and pro forma net loss per share would have been reported as follows:

Net income (loss) attributable to common stock:

                                                        1996                   1997                   1998
                                                 -------------------    -------------------    -------------------
         As reported                          $            (2,013)   $            (3,827)   $             1,248
         Pro forma                                         (2,334)                (4,623)                (1,035)
                                                 ===================    ===================    ===================

Pro forma net income (loss) per share attributable to common stock:

                                                        1996                   1997                   1998
                                                 -------------------    -------------------    -------------------
         As reported - basic and diluted         $       (0.25)         $       (0.31)         $        0.06
         Pro forma - basic and diluted                   (0.26)                 (0.35)                 (0.05)
                                                 ===================    ===================    ===================

The effects of applying SFAS 123 for providing pro forma disclosures for 1996, 1997 and 1998 are not likely to be representative of the effects on reported net income (loss) and net income (loss) per common equivalent share for future years, because options vest over several years and additional awards generally are made each year.

The following summary presents the options granted and outstanding under the Plans and Former Plans and the 1997 Plans as of December 31, 1996, 1997 and 1998:


                                                     NUMBER OF SHARES                                        WEIGHTED AVERAGE
                                               EMPLOYEE           NON-EMPLOYEE             TOTAL              EXERCISE PRICE
                                          -------------------  -------------------   -------------------    -------------------
Outstanding, December 31, 1995                     351,172              297,881               649,053    $           2.98
    Granted                                        328,284               38,705               366,989                2.50
    Exercised                                       (2,000)                  --                (2,000)                --
    Canceled                                       (96,549)              (5,833)             (102,382)               8.19
                                          -------------------  -------------------   -------------------    -------------------

Outstanding, December 31, 1996                     580,907              330,753               911,660                2.20
    Granted                                        849,009              208,280             1,057,289                4.25
    Exercised                                     (626,260)            (141,619)             (767,879)               0.87
    Canceled                                      (142,100)              (1,200)             (143,300)               4.78
                                          -------------------  -------------------   -------------------    -------------------

Outstanding, December 31, 1997                     661,556              396,214             1,057,770                5.22
    Granted                                        757,015              611,433             1,368,448                7.41
    Exercised                                       (6,484)            (103,762)             (110,246)               1.10
    Canceled                                      (112,238)             (69,955)             (182,193)               6.60
                                          -------------------  -------------------   -------------------    -------------------

Outstanding, December 31, 1998                   1,299,849              833,930             2,133,779    $           6.81
                                          ===================  ===================   ===================    ===================

The following table sets forth the exercise prices, the number of options outstanding and exercisable, and the remaining contractual lives of the Company's stock options granted under the Plans and Former Plans at December 31, 1998:

                                                  WEIGHTED AVERAGE
                                                     NUMBER OF OPTIONS
                                           ------------------------------------------
                         EXERCISE                                                         CONTRACTUAL LIFE
                       PRICE RANGE              OUTSTANDING           EXERCISABLE             REMAINING
                    --------------------   --------------------   -------------------    -------------------
                      $ 0.45 - 0.67                    75,152                 41,024                8.25
                        4.13 - 6.07                   648,775                187,790                5.17
                        6.13 - 8.75                 1,369,843                 55,150                5.79
                           10.00                       40,000                 37,000                6.36
                    --------------------   --------------------   -------------------    -------------------
                      $        6.81                 2,133,779                320,964                5.77
                    ====================   ====================   ===================    ===================

At December 31, 1997 there were a total of 1,057,770 shares outstanding of which 192,287 shares were exercisable under the Plans. As of December 31, 1998, there are 841,613 shares available for future option grants under the Plans.

(11)  EMPLOYEE BENEFITS

The Company participates in two defined contribution retirement plans in accordance with Section 401(k) of the Internal Revenue Code ("IRS"). The plans cover substantially all employees of GDSC. Contributions to the plans by the Company are discretionary. There were no Company contributions to the plans during the years ended December 31, 1996, 1997 and 1998. Effective December 31, 1998, one plan was terminated while the other is currently frozen awaiting approval for termination from the IRS. Effective January 1, 1999 a new plan was established in accordance with Section 401(k) of the Internal Revenue Code. The assets of the terminated plans are expected to be transferred into the new plan and/or into other qualified individual investment plans.

(12)  INCOME TAXES

Income tax provision (benefit) consists of the following:

                                                                            1996
                                              -----------------------------------------------------------------
                                                   CURRENT               DEFERRED                 TOTAL
                                              -------------------   --------------------   --------------------

               U.S. Federal                $              (158)  $              (406)   $              (564)
               State and local                              (3)                  (52)                   (55)
                                              -------------------   --------------------   --------------------

                                           $              (161)  $              (458)   $              (619)
                                              ===================   ====================   ====================

                                                                            1997
                                              -----------------------------------------------------------------
                                                   CURRENT               DEFERRED                 TOTAL
                                              -------------------   --------------------   --------------------

               U.S. Federal                $               136   $                (2)   $               134
               State and local                              59                    (6)                    53
                                              -------------------   --------------------   --------------------

                                           $               195   $                (8)   $               187
                                              ===================   ====================   ====================

                                                                            1998
                                              -----------------------------------------------------------------
                                                   CURRENT               DEFERRED                 TOTAL
                                              -------------------   --------------------   --------------------

               U.S. Federal                $             1,836   $                62    $             1,898
               State and local                             398                     6                    404
                                              -------------------   --------------------   --------------------

                                           $             2,234   $                68    $             2,302
                                              ===================   ====================   ====================

The effective tax rate differed from the U.S. statutory Federal rate of 34% due to the following:

                                                                 1996                   1997                  1998
                                                          -------------------    -------------------   --------------------
U.S. Federal taxes at statutory rate                   $              (713)   $              (880)  $             1,215
Increase (decrease):
    State income taxes, net of federal tax benefit                     (86)                    27                   178
    Flow through entity income                                         (52)                    --                    --
    Valuation allowance for deferred tax assets                         75                    691                   776
    Bad debt and other reserves                                         --                    189                  (125)
    Non-deductible transaction costs                                    --                     --                   200
    Amortization of nondeductible goodwill and other
      nondeductible items                                              163                     85                    19
    Other                                                               (6)                    75                    39
                                                          -------------------    -------------------   --------------------

              Income tax provision (benefit)           $              (619)   $               187   $             2,302
                                                          ===================    ===================   ====================

Through October 23, 1996, DCA consisted predominantly of a group of limited liability corporations and was not subject to direct income taxes during that time period.

Deferred tax assets (liabilities) are comprised of the following components:

                                                                                    1997                   1998
                                                                             --------------------   --------------------
Deferred tax assets:
    Net operating loss carryforward                                          $            645       $            846
    Allowance for doubtful accounts                                                     1,697                  1,423
    Intangible assets, principally due to differences in amortization
      and capitalized costs                                                               164                    226
    Accrued payroll and related costs                                                      85                     85
    Compensated absences, principally due to accrual for financial
      reporting purposes                                                                  146                    246
    Restructure and severance accrual                                                      --                    832
    Other accruals                                                                         --                    315
    Other                                                                                  38                    195
                                                                             --------------------   --------------------

              Total gross deferred tax assets                                           2,775                  4,168

    Less valuation allowance                                                             (766)                (1,542)
                                                                             --------------------   --------------------

              Deferred tax assets, net of valuation allowance                $          2,009       $          2,626
                                                                             --------------------   --------------------


                                                                                    1997                   1998
                                                                             --------------------   --------------------
Deferred tax liabilities:
    Accounts receivable                                                      $         (1,410)      $         (1,038)
    Property and equipment principally due to differences in
      depreciation and capitalized costs                                                 (521)                (1,030)
    Intangible assets, principally due to accrual for financial
      reporting purposes                                                                 (777)                (3,310)
    Cash versus accrual reporting for tax purposes                                        (38)                   (11)
    Pre-acquisition payables                                                               --                    (39)
    Other                                                                                  (2)                   (55)
                                                                             --------------------   --------------------

              Deferred tax liabilities                                                 (2,748)                (5,483)
                                                                             --------------------   --------------------

              Net deferred tax liability                                     $           (739)      $         (2,857)
                                                                             ====================   ====================

    Reconciliation of net deferred tax liability:
        Deferred tax asset, current                                          $             34       $             57
        Deferred tax liability, long-term                                                (773)                (2,914)
                                                                             --------------------   --------------------
              Net deferred tax liability                                     $           (739)      $         (2,857)
                                                                             ====================   ====================

At December 31, 1998, the Company has net operating loss carryforwards for federal income tax purposes of approximately $2,300 which are available to offset future taxable income, if any, through 2018. In addition, the Company has alternative minimum tax credit carryforwards of approximately $12 which are available to reduce future regular income taxes, if any, over an indefinite period. The Company also has certain state net operating loss carryforwards, which are available to offset future taxable income.

In accordance with the Internal Revenue Code, the annual utilization of net operating loss carryforwards and credits existing prior to a change in control in the Company may be limited.

(13)  MALPRACTICE INSURANCE

The Company, its affiliated dental practices, and associated dentists are insured with respect to dentistry malpractice risks on a claims-made basis. There are known claims and incidents that may result in the assertion of additional claims, as well as claims from unknown incidents that may be asserted arising from services provided to patients. Management is not aware of any claims against the Company or its affiliated groups, which might have a material impact on the Company's financial position or results of operations.

(14)  COMMITMENTS AND CONTINGENCIES

The Company has entered into a staff leasing agreement whereby certain Company corporate employees and non-clinical facility employees are leased.

The Company has guaranteed a portion of the PAs debt. The guarantees relate primarily to debt incurred related to the acquisition of dental practices and is in addition to collateral already provided by the PA. As of December 31, 1998, the amount of PA debt guaranteed by the Company is approximately $5,900.

LEASE COMMITMENTS

The Company has primarily entered into operating leases of commercial property. Commercial properties under operating leases mostly include space required to perform dental services and space for administrative facilities. Lease expense, including month-to-month rentals, for the years ended December 31, 1996, 1997 and 1998 was $ 1,550, $3,130 and $7,317, respectively.

The future minimum lease payments under capital and noncancelable operating leases with remaining terms of one or more years consist of the following at December 31, 1998:

                                                           CAPITAL                    OPERATING
                                                   ------------------------   --------------------------
             1999                               $               926        $             8,271
             2000                                               765                      7,475
             2001                                               391                      6,511
             2002                                               232                      5,590
             2003                                                50                      4,083
             Thereafter                                          --                     11,582
                                                   ------------------------   --------------------------
                 Total minimum lease
                   obligations                                2,364        $            43,512
                                                                              ==========================
             Less portion attributable to
                 interest                                      (391)
                                                   ========================
                   Obligations under capital
                     lease                                    1,973

             Less current portion                               730
                                                   ========================
                                                $             1,243
                                                   ========================

LITIGATION

The Company is subject to various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.

(15)  SUBSEQUENT EVENTS

In January 1999, the Company completed the acquisition of three PAs located in Nevada and southern California, representing six clinical office locations. The total assets acquired, including intangibles was $3,002. These affiliations were accounted for using the purchase method of accounting and the related MSAs have met the criteria for consolidation of the PAs operating activities. The total purchase price was $4,476.

In January 1999, the Company executed a MSA with a dental practice in Kissimmee, Florida. This MSA has not met the criteria for consolidation of the PAs operating activities. The total purchase price was $27 and is being accounted for using the purchase method of accounting.

In February 1999, the Company purchased tangible assets and executed MSAs with seven dental practices in Michigan. These MSAs have not met the criteria for consolidation of the PAs operating activities. The total purchase price was $4,900 and is being accounted for using the purchase method of accounting.

On March 12, 1999, the Company completed the previously announced mergers with Gentle Dental Service Corporation ("GDSC") and Dental Care Alliance Inc. ("DCA"). In the completed combination, GDSC and DCA each became a wholly-owned subsidiary of InterDent, Inc. ("InterDent"), a new Delaware corporation headquartered in El Segundo, California. InterDent is traded on the Nasdaq National Market under the trading symbol DENT.

In the mergers each share of DCA's 7,031,187 common stock was exchanged for
1.67 shares of InterDent Common Stock. Also, each share of GDSC's 9,178,602 total shares of outstanding common stock, including earn-out shares that were earned but not yet issued, automatically converted into one share of common stock of InterDent. Each 10 shares of GDSC's 100 outstanding shares of Preferred Stock -- Series C automatically converted into one share of common stock of InterDent. Also, each share of GDSC's 100 outstanding shares of Preferred Stock -- Series A and 1,628,663 outstanding shares of Convertible Preferred Stock -- Series D converted into one share of preferred stock of InterDent with the same rights, preferences, and privileges as to InterDent as the share of Preferred Stock had with respect to GDSC.

The mergers have been accounted for using the pooling-of-interests method of accounting. Accordingly, the historical financial statements for the periods prior to the completion of the combination have been restated as though the companies had been combined. The restated financial statements have been adjusted to conform the lives in computing depreciation of equipment and amortization of intangible assets. The related adjustments were not material to the financial statements.

In April 1999, the Company completed the acquisition of two PAs, representing three clinical office locations in Oregon and Florida. The purchase price for these affiliations totaled $1,275. The total purchase price included cash paid of $747 and liabilities issued or assumed of $528, plus contingent payments to be made based on future performance. These affiliations were accounted for using the purchase method of accounting.

In May 1999, the Company completed the acquisition of ten PAs, representing eleven clinical office locations in northern California. The purchase price for these affiliations totaled $9,300. The total purchase price included cash paid of $8,500 and liabilities issued of $800, plus contingent payments to be made based on future performance. These affiliations were accounted for using the purchase method of accounting.